EXHIBIT 99.1



PRESS RELEASE
FOR IMMEDIATE RELEASE
July 27, 2004

For more information, please contact:
         Hugh W. Mohler, Chairman & CEO                        410-427-3707
         Mark A. Semanie, Executive Vice President & CFO       410-427-3715

                        BAY NATIONAL CORPORATION REPORTS
                             SECOND QUARTER RESULTS

         BALTIMORE, Maryland--July 27, 2004--Bay National Corporation (OTCBB:BANI), parent company of Bay National Bank, today reported a three-fold increase in earnings per share during the quarter ended June 30, 2004. Net income for the quarter ended June 30, 2004 totaled $173,000, or $0.09 per share as compared to $0.03 net income per share for the first quarter of 2004. The second quarter 2004 net income of $173,000 also compares quite positively with the second quarter 2003 net loss of $25,000.

         "We are very proud to deliver these operating results in the quarter in which we marked the fourth anniversary of our opening," commented Hugh W. Mohler, Bay National's Chairman. "The strength and depth of our banking model has been demonstrated by four consecutive profitable quarters and sixteen successive quarters of solid loan and core deposit growth."

         The Company's total assets at June 30, 2004 were $142.7 million, compared to $123.2 million at June 30, 2003, representing an increase of 15.9%. Net loans, the largest component of total assets, reached a record level of $116.4 million, a 33.9% increase over the prior year's total of $86.9 million. Core deposits, which management categorizes as all deposits other than national market certificates of deposit and two accounts with highly variable balances, increased 36.3%, closing the quarter at $92.9 million compared to one year ago. Core deposits, at June 30, 2004, represented 72.3% of total deposits. Core deposits are closely monitored by management because they consider such deposits a relative stable source of funding and reflective of the growth of commercial and consumer depository relationships.



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         Net interest income for the second quarter 2004 increased 30.6% to $1.2 million as compared to net interest income of $903,000 for the same period one year ago. By leveraging its infrastructure and controlling costs, the Company realized a moderate 6.1% year-over-year increase in non-interest expense.

         Non-interest income for the second quarter declined to $143,000 as compared to $195,000 in the corresponding period of 2003. A reduction in mortgage fee income accounted for much of this decrease. However, this source of income is a complement, not a driver, to the Company's commercial and private banking operations and continues to make a positive contribution to the bottom line. The Company intends to continue its development of other sources of non-interest income.

         The Company is committed to maintaining credit quality, responsibly growing loans. Asset quality remained strong at June 30, 2004, with no nonperforming assets and no charge-offs. However, the Company continued to prudently build its loan loss reserve with a contribution of $104,000 during the quarter just ended.

         The book value of Bay National Corporation's stock was $6.60 per common share at June 30, 2004; the market price of common shares ended the quarter at $12.00 per share, up 29.7% from June 30, 2003.

         "We will continue to build on our strong foundation and remain optimistic as the economy shows more strength and business confidence returns," added Mr. Mohler. "Although the environment will continue to offer challenges, as the banking industry navigates a period of rising interest rates, we believe that our strategic direction and commitment to relationship banking positions us firmly for the future."

         Bay National Corporation has two full-service banking offices--Baltimore and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The bank's niche is small to middle-market businesses, professional service firms, entrepreneurs, nonprofit organizations and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding Bay National Corporation's anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results


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expressed or implied by such  forward-looking  statements.  Potential  risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect
factual  assumptions,   circumstances  or  events  that  have  changed  after  a
forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.



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


SELECTED UNAUDITED FINANCIAL DATA
AS OF JUNE 30, 2004 and 2003
(dollars in thousands, except per share data)

                                                                                           2004             2003
                                                                                           ----             ----
Total assets                                                                       $     142,719     $    123,175
Cash and due from banks                                                                      328              492
Federal funds sold and other overnight investments                                         6,738           30,659
Loans held for sale                                                                       15,683            1,905
Investment securities available for sale                                                   1,547            1,548
Other equity securities                                                                      532              444
Loans, net                                                                               116,449           86,937
Deposits                                                                                 128,386          109,359
Short-term borrowings                                                                      1,550            1,514
Stockholders' equity                                                                      12,301           11,828

Common shares outstanding                                                              1,862,710        1,862,710
Book value per share                                                               $        6.60     $       6.35
Ratio of interest earning assets to interest
     bearing liabilities                                                                  125.98%          124.73%
Stockholders' equity as a percentage of assets                                              8.62%            9.60%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR SIX MONTHS ENDED JUNE 30, 2004 and 2003

Weighted average yield/rate on:                                                            2004             2003
                                                                                           ----             ----
Loans                                                                                       5.69%            6.02%
Investments and interest bearing cash balances                                               .84%             .96%
Deposits and short-term borrowings                                                          2.08%            2.41%
Net interest spread                                                                         2.97%            2.86%
Net interest margin                                                                         3.40%            3.34%

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

SELECTED UNAUDITED OPERATIONAL DATA FOR THE PERIODS ENDED JUNE 30, 2004 and 2003
(dollars in thousands, except per share data)

                                                     Three Months Ended June 30           Six Months Ended
                                                     --------------------------           ----------------
                                                                                              June 30
                                                                                              -------
                                                        2004            2003           2004              2003
                                                        ----            ----           ----              ----
Interest income                                    $       1,750    $      1,402  $        3,311     $      2,571
Interest expense                                             571             499           1,082              939
Net interest income                                        1,179             903           2,229            1,632
Provision for credit losses                                  104             138             214              308
Net interest income after provision for credit             1,075             765           2,015            1,324
     losses
Non-interest income                                          143             195             269              327
Non-interest expenses                                      1,045             985           2,050            1,882
Loss before income taxes                                     173             (25)            234             (231)
Income taxes                                             -                -              -                 -
Net income (loss)                                  $         173    $        (25) $          234     $       (231)

PER COMMON SHARE
Basic net income (loss) per share                  $         .09    $       (.01) $          .13     $       (.16)
Diluted net income (loss) per share                $         .09    $       (.01) $          .12     $       (.16)
Average shares outstanding (Basic)                     1,862,710       1,664,908       1,862,710        1,454,632
Average shares outstanding (Diluted)                   1,933,750       1,664,908       1,924,982        1,454,632

STOCK PRICE
     High                                          $       14.00    $      11.00  $        14.00     $      11.00
     Low                                           $       11.75    $       8.10  $        10.10     $       8.05
     Close                                         $       12.00    $       9.25  $        12.00     $       9.25

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



SUPPLEMENTAL INFORMATION:

                                                                                      June 30,         June 30,
Reconciliation of total deposits to core deposits:                                      2004             2003
                                                                                     --------          --------
Total deposits                                                                     $     128,386     $    109,359
National market certificates of deposit                                                  (30,120)         (28,525)
Variable balance accounts (2 customers)                                                   (5,414)         (12,700)

                                                                                    -------------     ------------
Core deposits                                                                      $      92,852     $     68,134
                                                                                    =============     ============


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